Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2012 relating to the financial statements of Mass Hysteria Entertainment Company, Inc. which appears in the Annual Report on Form    10-K of Mass Hysteria Entertainment Company, Inc. for the year ended November 30, 2011.

/s/ dbbmckennon

Newport Beach, California
August 28, 2012